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                                                                     EXHIBIT 2.2

                           STOCK PURCHASE AGREEMENT

      This Agreement dated as of October 17, 1996 is among Frank J. Guzikowski ("SELLER"); DPL Acquisition Corp. ("BUYER"); Reunion Industries, Inc. ("REUNION"); Data Packaging International, Inc. ("DPI") and DPL Holdings, Inc. ("HOLDINGS"). Buyer, Reunion, DPI and Holdings are Delaware corporations.

                                   Recitals:

      a. Data Packaging, Ltd. (the "COMPANY") is a Bermuda corporation with a principal place of business in the Republic of Ireland.

      b. DPI is the record or beneficial owner of 6,600 Class B Common Shares of the Company (the "DPI OWNED SHARES").

      c. Holdings is the record or beneficial owner of 2,400 Class B Common Shares of the Company (the "HOLDINGS OWNED SHARES" and, together with the DPI Owned Shares, the "DPL SHARES").

      d. Holdings is also the record or beneficial owner of 600 Class B Common Shares of the Company (the "OTHER HOLDINGS OWNED SHARES").

      e. Seller has a perfected first priority security interest (the "SECURITY INTEREST") in the DPL Shares which secures certain indebtedness of DPI and Holdings to Seller (the "INDEBTEDNESS").

      f. One or more events of default have occurred and are continuing under the agreements and instruments governing the Indebtedness and the Security Interest (the "DEBT AGREEMENTS"), and the entire amount of the Indebtedness is currently due and payable.

      g. Seller is exercising his rights and remedies as a secured party under the Debt Agreements, including the right to foreclose upon and sell the DPL Shares.

      h. Seller has the right and power under the Debt Agreements to foreclose upon the DPL Shares and to sell the DPL Shares as provided in this Agreement.

      i. Seller desires to sell the DPL Shares to Buyer, and Buyer desires to purchase the DPL Shares from Seller, on the terms and conditions hereinafter set forth.

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      NOW THEREFORE, in consideration of the premises, the parties agree as follows:

      Section 1. Sale and Transfer. On the Closing Date (as hereinafter defined), Seller shall sell, assign and transfer the DPL Shares to Buyer, and Buyer shall purchase the DPL Shares from Seller, for the consideration set forth in Section 2. The Seller is not selling the Other Holdings Owned Shares pursuant to this Agreement.

      Section 2. Consideration. The purchase price for the DPL Shares (the "PURCHASE PRICE") is an amount equal to the sum of (i) Two Million Eight Hundred Thousand Dollars ($2,800,000) plus (ii) the product of Seven Hundred Sixty-seven Dollars ($767) multiplied by the number of days elapsed from the date hereof to the Closing Date (as defined in Section 6). Buyer shall pay such purchase price to Seller on the Closing Date as follows:

           (A) by wire transfer of One Million Fifty Thousand Dollars ($1,050,000) (the "CASH PAYMENT") to Seller's account in accordance with written wire transfer instructions to be provided to Seller by Buyer not later than two business days prior to the Closing Date; and

           (B) by delivery of Seller's Installment Promissory Note to the Seller dated the Closing Date in the principal amount equal to the balance of the Purchase Price (after giving effect to the Cash Payment) (the "NOTE").

      The principal of the Note shall (i) be payable in three equal or approximately equal instalments on January 15, 1998; January 15, 1999 and January 15, 2000 and (ii) shall bear interest at the annual rate of ten percent (10%) payable quarterly in arrears beginning on April 15, 1997.

      Upon his receipt of the Cash Payment and the Note, the Seller shall deliver to Buyer an acknowledgment in writing of such receipt by him.

      Section 3. Deliveries by Seller. On the Closing Date, Seller shall deliver to Buyer the stock certificates representing 8,996 of the DPL Shares together with stock powers or other instruments of transfer, duly executed, to transfer record and beneficial ownership of the same to Buyer. Four of the DPL Shares (the "NOMINEE SHARES") are held of record by certain persons (the "NOMINEES"), as Nominees for DPI. Seller and DPI covenant and agree to cause the Nominees to execute and deliver to Buyer an acknowledgment in writing that, from and after the Closing Date, they shall hold the Nominee Shares as nominee for and for the benefit of Buyer.

      Section 4. Reunion's Guaranty. On the Closing Date, Reunion shall deliver to Seller its Guaranty of Buyer's obligations under the Note.

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      Section 5. Representations, Warranties and Acknowledgments.

      (a) By DPI and Holdings. DPI and Holdings represent, warrant and acknowledge to Buyer as follows:

            (i) The statements made in Recital a. through h. hereof are true and correct.

            (ii) DPI and Holdings have consented to the sale of the DPL Shares by Seller as provided herein.

      (b) By Seller. Seller represents and warrants to Buyer that the statements made in Recitals e. through h. hereof are true and correct and that he has no reason to believe that any person or entity, other than Seller, DPI, Holdings and the Nominees, has any interest of any kind in the DPL Shares immediately prior to giving effect to the sale thereof pursuant to this Agreement. Except as set forth in the preceding sentence, Seller makes no representation or warranty of any kind relating to the Company or the DPL Shares.

      (c) By Buyer. Buyer represents, warrants and acknowledges to Seller as follows:

            (i) Buyer (A) is a corporation duly organized, validly existing and in good standing under Delaware law and (B) has the corporate power to enter into and perform its obligations under this Agreement and the Note.

            (ii) The Board of Directors of Buyer has authorized and approved (A) the Buyer's execution and delivery of this Agreement and the Note and (B) the performance of Buyer's obligations hereunder and thereunder.

            (iii) Buyer is thoroughly familiar with the business, operations, ownership and financial condition of the Company by reason of the fact that the President of Buyer has been a director of the Company for several years. In connection with the purchase of the DPL Shares, Buyer has relied solely on information known to him in his capacity as such director and on information obtained through due diligence conducted by the officers of Buyer.

      (d) By Reunion. Reunion represents and warrants to Seller as follows:

            (i) Reunion (A) is a corporation duly organized, validly existing and in good standing under Delaware law and (B) has the corporate power to enter into and perform its obligations under this Agreement and the Guaranty.

            (ii) The Board of Directors of Reunion has authorized and approved
      (A) Reunion's execution and delivery of this Agreement and the Guaranty and (B) the performance

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      of Reunion's obligations hereunder and thereunder.

            (iii) Reunion is the indirect owner of 100% of the issued and outstanding shares of the capital stock of Buyer.

      (e) Reaffirmation at Closing. The representations, warranties and acknowledgments made and given herein shall be deemed made and given again on the Closing Date.

      Section 6. Closing. The closing of the transaction provided for in this Agreement shall take place on a date (the "CLOSING DATE") which is the next business day after the date on which DPL receives the consent of Forbairt, an Irish governmental agency, to the change in control of the Company which will result from the sale of the DPL Shares provided for in this Agreement. Alternately, the Closing Date may be such other date as to which the parties may agree, but not later than January 31, 1997. The closing shall take place at 10:00 a.m., local time, on the Closing Date at Reunion's executive offices as specified in Section 7(a).

      Section 7. Notices. All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or mailed by first class, registered or certified mail, return receipt requested, postage and registry fees prepaid, and addressed as follows:

      (a) If to Buyer or Reunion, at:

          Reunion Industries, Inc.
          One Stamford Landing
          62 Southfield Avenue
          Stamford, CT 06902
          Attention: President

      (b) If to Seller, at:

          Frank J. Guzikowski
          1012 Chancery Lane
          Nashville, TN 37215

      (c) If to DPI or Holdings, at:

          c/o The Corporation Trust Company
          Corporation Trust Center
          1209 Orange Street
          Wilmington, Delaware 19801

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      Section 8. Miscellaneous. This Agreement (i) constitutes the entire understanding of the parties with respect to the subject matter hereof, (ii) may not be amended except in writing signed by all parties hereto, (iii) shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives, (iv) shall be governed and construed in accordance with Delaware law without regard to principles of conflicts of laws and (v) may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

DPL ACQUISITION CORP.                       /S/ FRANK J. GUZIKOWSKI
                                            ---------------------------------
                                            FRANK J. GUZIKOWSKI

By:    /S/ RICHARD L. EVANS
Name:  Richard L. Evans
Title: Vice President


DATA PACKAGING INTERNATIONAL, INC.          REUNION INDUSTRIES, INC.


By:    /S/ JOHN G. POOLE                    By:    /S/ RICHARD L. EVANS
Name:  John G. Poole                        Name:  Richard L. Evans
Title: Vice President                       Title: Vice President


DPL HOLDINGS, INC.


By:    /S/ JOHN G. POOLE
Name:  John G. Poole
Title: Vice President

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